Exhibit 10.2

Compensatory Arrangements with Certain Executive Officers

            In January of 2004, a bonus program was approved for Daren G. Hogge and Craig D. Huff wherein they could earn bonuses in addition to bonuses payable pursuant to the Company’s Incentive Compensation Plan (the “Additional Bonus Program”).  Such bonuses were based upon the growth in sales revenue and operating income in Synergy Worldwide and the reduction in selling, general and administrative expenses as compared to sales revenue on a consolidated basis.  Set forth below are the cash bonuses paid to such officers on February 22, 2005 pursuant to the Additional Bonus Program for performance in 2004:

Name and Title	Cash Bonus for Fiscal 2004
Daren G. Hogge Executive Vice President	$301,257
Craig D. Huff Executive Vice President, Chief Financial Officer, Vice President, Finance	$235,888